EXHIBIT 99.1

Somerset Hills Bancorp Reports Increased 2010 Third Quarter and Nine-Month Earnings; Quarterly Net Income Up 49.1% Versus Last Year and Up 14.6% on a Sequential Basis; Increases Cash Dividend to $0.06 Per Share

BERNARDSVILLE, N.J., Oct. 21, 2010 (GLOBE NEWSWIRE) -- Somerset Hills Bancorp (Nasdaq:SOMH) (the "Company"), parent company of Somerset Hills Bank (the "Bank"), reported net income available to common stockholders of $689,000, or $0.13 per diluted share, for the quarter ended September 30, 2010 versus $462,000, or $0.08 per diluted share, for the third quarter of 2009 and $601,000, or $0.11 per diluted share, for the second quarter of 2010. For the first nine months of 2010, net income available to common stockholders was $1.7 million, or $0.31 per diluted share, versus $1.1 million, or $0.19 per diluted share, for the first nine months of 2009.

Net income available to common stockholders for the nine months ended September 30, 2009 was negatively impacted by $350,000 due to accretion, dividends, and repurchase premium related to $7.4 million of preferred stock issued in January 2009 to the U.S. Treasury under the Capital Purchase Program. During the second quarter of 2009, the Company repurchased all shares of preferred stock and warrants issued to Treasury, thus eliminating any dilutive effect in prospective periods.

Stewart E. McClure, Jr., President and CEO, stated, "Despite a difficult general economy, which continues to stress much of our industry, the Bank's net income increased for the fifth consecutive quarter and return on assets reached 0.86%, reflecting strong performance in all areas of the Bank. Our asset quality metrics remain among the best in the Nation. At quarter-end, the Bank's nonperforming asset ratio was only 0.17% and loans past due 30 to 89 days were only 0.08% of total loans." Mr. McClure continued, "Our Board of Directors made a decision to increase the quarterly cash dividend by one cent to $0.06 per share, taking into consideration the Company's core earnings growth, strong capital, and sound credit quality. The dividend yield on our stock, based on the price as of the close of business yesterday, is 3.0%. Looking ahead, we have started to see modest growth potential for our loan portfolio and we expect this to continue into the fourth quarter. Meanwhile, our deposit growth remains very strong. Average core deposits increased by an annualized 20.8% from the second quarter of 2010 and now represent 84.4% of total deposits."

Net interest income on a fully taxable equivalent basis for the 2010 third quarter totaled $2.9 million, an increase of $219,000, or 8.0%, from $2.7 million earned in the year ago quarter. The increase in net interest income was due to a widening of the net interest margin, which increased by 17 basis points to 3.93% in the current quarter from 3.76% in the prior year quarter, coupled with a 3.3% increase in interest-earning assets to $296.5 million in the current quarter from $287.1 million in the prior year quarter. For the first nine months of 2010, net interest income on a fully taxable equivalent basis was $8.6 million and the net interest margin was 3.94%, up from $7.9 million and 3.68% for the first nine months of 2009.  Average interest-earning assets increased slightly to $290.4 million for the first nine months of 2010 from $288.8 million for the same period one year ago. The increases in the net interest margin for the three- and nine-month periods versus last year were primarily due to a reduction in rates paid for deposits and an improved deposit mix weighted more towards transaction accounts. The net interest margin for the third quarter 2010 (3.93%) contracted slightly from the second quarter 2010 (4.06%) due primarily to an increase in liquid funds invested at overnight rates that were funded by an increase in core deposits. Excluding the increase in liquidity, which negatively impacts interest rate spreads, the Bank's net interest margin was essentially flat on a sequential quarter basis.

Non-interest income declined slightly, to $579,000 in the third quarter of 2010 from $594,000 in the third quarter of 2009, due primarily to a $31,000 decline in gains on sales of residential loans at Sullivan Financial Services, Inc., a wholly-owned mortgage banking subsidiary of the Bank, which originates loans for sale strictly on a pre-sold flow-basis. Sullivan's origination volume, although down moderately from one year ago, remained strong during the current quarter due to robust residential mortgage refinancing activity. Partially offsetting the reduction in mortgage banking revenue were higher banking and wealth management fees. For the nine months ended September 30, 2010, non-interest income was $1.5 million, down $895,000 from $2.4 million earned during the first nine months of 2009. Bank owned life insurance income was significantly lower in 2010, as the bank received $568,000 on a life insurance policy in 2009 in connection with the death of its former CFO. In addition, gains on sales of residential mortgage loans declined by $380,000 versus the same period one year ago, due to the reduction in industry-wide refinancing activity for the nine-month comparison. Partially offsetting these declines were higher banking and wealth management fees.

Non-interest expenses decreased by $51,000, or 2.1%, to $2.4 million in the third quarter of 2010 from $2.5 million in the third quarter of 2009, due primarily to a decrease in occupancy expenses. For the nine months ended September 30, 2010, non-interest expenses were $7.3 million, down $486,000, or 6.3%, from the first nine months of 2009. The decrease for the nine-month comparison was due to a $125,000 decline in FDIC insurance, a 2009 non-recurring $183,000 charge for retirement plan liability, and management's ongoing cost containment efforts, which commenced during 2009 and have yielded cost savings in all areas of the Company's operations.

The Company recorded provisions for income taxes of $350,000 and $796,000 for the third quarter and first nine months of 2010, respectively, versus $194,000 and $227,000 for the third quarter and first nine months of 2009, respectively. The effective tax rates were 33.7% and 31.9% for the third quarter and first nine months of 2010, respectively, versus 29.6% and 13.8% for the third quarter and first nine months of 2009, respectively. The increase in the effective tax rates this year versus last was due to an increase in income from taxable sources, whereas recurring non-taxable income has remained relatively constant. In addition, pretax income for the first nine months of 2009 included a tax-free $568 thousand death benefit payment on bank owned life insurance, which resulted in a very low effective rate for the applicable period.

For the third quarter of 2010, the provision for loan losses was $25,000 and net charge-offs were $97,000, while for the third quarter of 2009, the provision for loan losses was $150,000 and net charge-offs were $10,000. For the first nine months of 2010, the provision for loan losses was $100,000 and there were $94,000 in net charge-offs, while for the first nine months of 2009, the provision for loan losses was $750,000 and net charge-offs were $655,000. The allowance for loan losses at September 30, 2010 was $3.1 million, representing 1.49% of total loans. At September 30, 2009, the allowance was $2.9 million, representing 1.39% of total loans. Non-accrual loans at September 30, 2010 totaled $565,000, representing 0.27% of total loans, up from $115,000, or 0.05% of total loans one year ago. The non-performing asset ratio, which is defined as nonaccrual loans and OREO as a percentage of total assets, was 0.17% at September 30, 2010 and 0.04% at September 30, 2009. The Company had no OREO at September 30 for both 2010 and 2009 and one troubled debt restructured loan ("TDR") totaling $391,000 at September 30, 2010. As of September 30, 2010, the Company had $168,000 in loans delinquent 30 to 89 days, representing 0.08% of total loans, versus $198,000, or 0.10%, of total loans, at September 30, 2009.

As of September 30, 2010, the Company's tangible common equity ratio and tangible book value per share were 12.07% and $7.21, respectively. As of September 30, 2009, the Company's tangible common equity ratio and tangible book value per share were 12.30% and $6.99, respectively.

The Board of Directors declared a quarterly cash dividend of $0.06 per share payable November 30, 2010 to shareholders of record as of November 16, 2010.

Forward-Looking Statements

This news release contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

SOMERSET HILLS BANCORP Selected Consolidated Financial Data (Unaudited)
	Quarter Ended September 30
($ in thousands except per share data)	2010	2009

Income Statement Data:
Net interest income	$ 2,884	$ 2,662
Provision for loan losses	25	150
Net interest income after prov. for loan losses	2,859	2,512
Non-interest income	579	594
Non-interest expense	2,399	2,450
Income before income taxes	1,039	656
Income tax expense	350	194
Net income	$ 689	$ 462
Net income available to common	$ 689	$ 462
Diluted earnings per share	$ 0.13	$ 0.08

Balance Sheet Data:
At period end--
Total assets	$ 323,771	$ 309,165
Loans, net	206,275	206,269
Loans held for sale	4,831	2,059
Allowance for loan losses	3,117	2,914
Investment securities held to maturity	11,529	12,262
Investment securities held for sale	33,713	34,160
Deposits	271,561	258,055
Borrowings	11,000	11,000
Shareholders' equity	39,092	38,036
Book value per share	$ 7.21	$ 6.99
Tangible common equity ratio	12.07%	12.30%
Average for the period--
Interest-earning assets	296,531	287,099
Total assets	316,559	306,055
Shareholders' equity	39,701	38,131

Performance Ratios:
Return on average assets	0.86%	0.60%
Return on average equity	6.89%	4.81%
Net interest margin (FTE)	3.93%	3.76%
Efficiency ratio	69.3%	75.2%

Asset Quality:
Net charge-offs (recoveries)	97	10
At period end--
Nonaccrual loans	565	115
OREO property	--	--
Total nonperforming assets	565	115
Troubled debt restructured loans	391	--
Nonaccrual loans to total loans	0.27%	0.05%
Nonperforming assets to total assets	0.17%	0.04%
Allowance for loan losses to total loans	1.49%	1.39%
Allowance as a % of nonperforming loans	552%	2,534%

SOMERSET HILLS BANCORP Statement of Operations ( in thousands, except per share data) (unaudited)
	Three months ended September 30, 2010	Three months ended September 30, 2009	Nine months ended September 30, 2010	Nine months ended September 30, 2009

INTEREST INCOME

Loans, including fees	$ 2,941	$ 2,989	$ 8,641	$ 8,791
Federal funds sold	--	--	--	2
Investment securities	439	481	1,376	1,543
Interest bearing deposits with other banks	30	22	82	58
Total interest income	3,410	3,492	10,099	10,394

INTEREST EXPENSE
Deposits	433	737	1,438	2,348
Federal Home Loan Bank advances	93	93	277	277
Total interest expense	526	830	1,715	2,625

Net interest income	2,884	2,662	8,384	7,769

PROVISION FOR LOAN LOSSES	25	150	100	750

Net interest income after provision for loan losses
	2,859	2,512	8,284	7,019

NON-INTEREST INCOME
Service fees on deposit accounts	72	72	220	207
Gains on sales of mortgage loans, net	340	371	789	1,169
Bank owned life insurance	75	79	224	801
Other income	92	72	253	204
Total Non-Interest Income	579	594	1,486	2,381

NON-INTEREST EXPENSE
Salaries and employee benefits	1,369	1,382	4,049	4,150
Occupancy expense	408	468	1,270	1,446
Advertising and business promotions	43	50	151	151
Printing stationery and supplies	30	37	105	152
Data processing	132	125	395	376
FDIC insurance	93	96	294	419
Other operating expense	324	292	1,010	1,066
Total Non-Interest Expense	2,399	2,450	7,274	7,760

Income before provision for taxes	1,039	656	2,496	1,640

PROVISION FOR INCOME TAXES	350	194	796	227

Net income	$ 689	$ 462	$ 1,700	$ 1,413

Dividends on preferred stock and accretion	--	--	--	350

Net income available to common stockholders	$ 689	$ 462	$ 1,700	$ 1,063

Diluted earnings per common share	$ 0.13	$ 0.08	$ 0.31	$ 0.19

SOMERSET HILLS BANCORP Balance Sheets (Dollars in thousands) (unaudited)
	September 30, 2010	December 31, 2009

ASSETS

Cash and due from banks	$ 5,702	$ 4,911
Interest bearing deposits at other banks	43,223	51,381
Total cash and cash equivalents	48,925	56,292

Loans held for sale, net	4,831	5,360
Investment securities held to maturity (Approximate maket value of $11,728 in 2010 and $11,983 in 2009)	11,529	12,262
Investments available for sale	33,713	34,215

Loans receivable	209,392	206,768
Less allowance for loan losses	(3,117)	(3,111)

Net loans receivable	206,275	203,657

Premises and equipment, net	5,376	5,592
Bank owned life insurance	7,980	7,756
Accrued interest receivable	1,079	1,127
Prepaid expenses	1,347	1,440
Other assets	2,716	2,409

Total assets	$ 323,771	$ 330,110

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits:
Non-interest bearing deposits-demand	$ 62,397	$ 59,288
Interest bearing deposits
Now, M/M and savings	166,679	169,510
Certificates of deposit, under $100,000	21,161	26,041
Certificates of deposit, $100,000 and over	21,324	24,286

Total deposits	271,561	279,125

Federal Home Loan Bank advances	11,000	11,000
Other liabilities	2,118	1,785

Total liabilities	284,679	291,910

STOCKHOLDERS' EQUITY
Preferred stock - 1,000,000 Shares authorized, none issued	--	--
Common stock - authorized 9,000,000 shares of no par value; issued and outstanding, 5,421,819 shares in 2010 and 5,438,762 shares in 2009	37,590	37,334
Retained earnings	660	182
Accumulated other comprehensive income	842	684

Total stockholders' equity	39,092	38,200

Total liabilities and stockholders' equity	$ 323,771	$ 330,110

CONTACT:  Somerset Hills Bancorp
          Stewart E. McClure, Jr., President & CEO
            908.630.5000
          William S. Burns, Chief Financial Officer
            908.630.5018